Exhibit 99.2

Exhibit 99.2
REVOCABLE PROXY
VALLEY GREEN BANK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF SHAREHOLDERS
December 2, 2014
The undersigned hereby appoints Elizabeth Iovine and Mark Biedermann, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the special meeting, including any matters incidental to the conduct of the special meeting or otherwise, all the shares of Valley Green Bank common stock held of record by the undersigned at the close of business on October 15, 2014, at the special meeting of shareholders, to be held on December 2, 2014, and at any and all adjournments or postponements thereof. The board of directors recommends a vote “FOR” each of the listed proposals.
Mark here if you plan to attend the meeting.
Mark here for address change.
Comments:
FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE
PLEASE MARK VOTES X AS IN THIS EXAMPLE
For Against Abstain
2. To approve the adjournment of the special meeting, if necessary, to another time or place for the purpose of soliciting additional proxies, in order to adopt the merger agreement and the merger or otherwise.
For Against Abstain
1. To approve and adopt the Agreement and Plan of Merger by and between Univest Corporation of Pennsylvania, Univest Bank and Trust Co. and Valley Green Bank, dated as of June 17, 2014, and the transactions contemplated by the merger agreement.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders(s). If no direction is made, this proxy will be voted FOR each of proposals set forth herein. If any other business is presented at such meeting, including any matters incidental to the conduct of the meeting or otherwise, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.
This proxy may be revoked at any time before it is voted on by delivering to the Secretary of Valley Green Bank on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Valley Green Bank common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of the persons named in this proxy shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from Valley Green Bank, prior to the execution of this proxy, of the Notice of Special Meeting scheduled to be held on December 2, 2014 and the Proxy Statement dated October [____], 2014.
Please be sure to date and sign Date this proxy card in the box below.
Sign above Co-holder (if any) sign above
Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.
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